Exhibit 99.1

CONSOL Energy Closes on Sale of the Buchanan Mine and other Coal Assets to Coronado for Total Consideration of $420 Million

PITTSBURGH (April 1)-CONSOL Energy Inc. (NYSE: CNX) announced today that it has closed on its previously announced agreement to sell the Buchanan Mine in southwestern Virginia and certain other metallurgical coal reserves to Coronado IV LLC for total consideration to CONSOL of $420 million in value, including $402.8 million cash paid at the closing.

About CONSOL Energy
CONSOL Energy Inc. (NYSE: CNX) is a Pittsburgh-based producer of natural gas and coal. The company is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. CONSOL Energy deploys an organic growth strategy focused on rapidly developing its resource base. As of December 31, 2015, CONSOL Energy had 5.6 trillion cubic feet equivalent of proved natural gas reserves. The company’s premium coals are sold to electricity generators and steel makers, both domestically and internationally. CONSOL Energy is a member of the Standard & Poor's Midcap 400 Index. Additional information may be found at www.consolenergy.com.

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Investors:
Tyler Lewis at (724) 485-3157
tylerlewis@consolenergy.com

Media:
Brian Aiello at (724) 485-3078
brianaiello@consolenergy.com